CLIENT: Wilshire Bancorp, Inc. CONTACT: Elaine Jeon, SVP & Interim CFO 213.387.3200 www.wilshirebank.com
NEWS RELEASE

Donald Byun Resigns from Wilshire Bancorp Board

LOS ANGELES, CA - December 3, 2007 - Wilshire Bancorp, Inc. (NASDAQ: WIBC), the holding company for Wilshire State Bank, today announced that Donald Byun resigned from the Board of Directors of Wilshire Bancorp and Wilshire State Bank effective November 29, 2007.

Mr. Byun was appointed to the Board of Directors of Wilshire State Bank, and was appointed as a Class I Director of Wilshire Bancorp, on August 25, 2004. He has served as the president of OTO Sportswear, Inc., a sportswear manufacturer, based in Gardena, California, since 1988. In addition, he served as an independent member of the Board of Directors of Pacific Union Bank from April 2000 until its sale in April 2004. Mr. Byun holds a B.S. in Economics from the Yonsei University College of Commerce and Economics in Seoul, Korea, and attended an MBA program at the University of Hawaii.

Mr. Byun has informed the company that his resignation is due to personal reasons, and not due to any disagreement with the company or the bank.

“Donald was a very effective director, and we respect his personal business decision,” said Steven Koh, Chairman of the Board. “We have initiated a search for a well qualified individual who can fill the vacancy created by Donald’s resignation and help the company and the bank move forward with its strategic business plan.”

Headquartered in Los Angeles, Wilshire State Bank operates 19 branch offices in California, Texas, New Jersey and New York, and eight loan production offices in San Jose, Seattle, Las Vegas, Houston, Atlanta, Denver, Annandale (in Virginia), and Fort Lee (in New Jersey) and is an SBA preferred lender nationwide. Wilshire State Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area. Wilshire Bancorp’s strategic goals include increasing shareholder and franchise value by continuing to grow its multi-ethnic banking business and expanding its geographic reach to other similar markets with strong levels of small business activity.

www.wilshirebank.com

Statements concerning future performance, events, or any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan production and sales, credit quality, the ability to expand net interest margin, the ability to continue to attract low-cost deposits, success of consolidation of operations and expansion efforts, competition in the marketplace and general economic conditions. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in Wilshire Bancorp’s most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management and are subject to change. Since management will only provide guidance at certain points during the year, Wilshire Bancorp will not necessarily update the information. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect financial results are included in filings by Wilshire Bancorp with the Securities and Exchange Commission.

-0-

NOTE: Transmitted on Prime Newswire at 1:30 p.m. PST on December 3, 2007.